Exhibit 99.1

Matt Kobussen 646-231-0599 Matt.Kobussen@blackrock.com

BlackRock Announces Change to iShares Commodities Lineup

New York, August 10, 2018 – BlackRock, Inc. (NYSE: BLK) plans to close and liquidate the following iShares exchange-traded product based on the ongoing review of its product lineup to ensure it meets the evolving needs of clients.

Ticker	ETF Name	Inception Date
CMDT	iShares Commodity Optimized Trust	8/8/13

iShares Commodity Optimized Trust (CMDT) will no longer accept creation and redemption orders after market close (4:00 pm ET) on October 10, 2018. Trading in CMDT will be suspended prior to market open on October 11, 2018. Proceeds of the liquidation are currently scheduled to be sent to shareholders on October 15, 2018.

iShares offers broad-based commodities exposure through the iShares Bloomberg Roll Select Commodity Strategy ETF (CMDY). CMDY was launched in April 2018 to provide exposure, on a total return basis, to a diversified group of commodities including agriculture, energy and metals. CMDY is designed to simplify tax filings as it does not require K-1 tax reporting.

For more information, please call 1-800-iShares (1-800-474-2737).

About BlackRock

BlackRock helps investors build better financial futures. As a fiduciary to our clients, we provide the investment and technology solutions they need when planning for their most important goals. As of June 30, 2018, the firm managed approximately $6.3 trillion in assets on behalf of investors worldwide. For additional information on BlackRock, please visit www.blackrock.com | Twitter: @blackrock | Blog: www.blackrockblog.com | LinkedIn: www.linkedin.com/company/blackrock.

About iShares

iShares® is a global leader in exchange-traded funds (ETFs), with more than a decade of expertise and commitment to individual and institutional investors of all sizes. With over 800 funds globally across multiple asset classes and strategies and more than $1.8 trillion in assets under management as of June 30, 2018, iShares helps clients around the world build the core of their portfolios, meet specific investment goals and implement market views. iShares funds are powered by the expert portfolio and risk management of BlackRock, trusted to manage more money than any other investment firm1.

1 Based on $6.3 trillion in AUM as of 6/30/18

This information must be preceded or accompanied by a current prospectus for the iShares Commodity Optimized Trust (“the Trust”). Investors should read it carefully before investing.

The sponsor of the Trust is iShares Delaware Trust Sponsor LLC (the “Sponsor”). BlackRock Investments, LLC ("BRIL"), assists in the promotion of the Trust. The Sponsor and BRIL are affiliates of BlackRock, Inc. The Sponsor has broad discretion to liquidate the Trust at any time. The Trust could be liquidated at a time when the disposition of its interests will result in losses to investors. Shares of the Trust are not deposits or other obligations of or guaranteed by BlackRock, Inc., and its affiliates, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Prospective investors in CMDY should carefully consider CMDY’s investment objectives, risk factors, and charges and expenses before investing. This and other information can be found in CMDY’s prospectus and summary prospectus which may be obtained by visiting www.iShares.com or www.blackrock.com. Prospective investors in CMDY should read the prospectus carefully before investing.

The iShares Bloomberg Roll Select Commodity Strategy ETF (“CMDY”) is actively managed and does not seek to replicate the performance of a specified index. CMDY may have a higher portfolio turnover than funds that seek to replicate the performance of an index. CMDY is a commodity pool, as defined in the Commodity Exchange Act and the applicable regulations of the Commodity Futures Trading Commission, or "CFTC," and is managed by its Advisor, BlackRock Fund Advisors, a commodity pool operator registered with the CFTC.

CMDY’s use of derivatives may reduce CMDY’s returns and/or increase volatility and subject CMDY to counterparty risk, which is the risk that the other party in the transaction will not fulfill its contractual obligation. Commodity futures trading may be illiquid. In addition, suspensions or disruptions of market trading in the commodities markets and related futures markets may adversely affect the value of CMDY. Certain derivatives may give rise to a form of leverage and may expose CMDY to greater risk and increase its costs. To the extent that CMDY invests in rolling futures contracts, it may be subject to additional risk. An increase in interest rates may cause the value of fixed-income securities held by CMDY to decline.

Investing in commodity-linked derivatives and commodity-related companies may increase volatility. Price movements are outside of CMDY’s control and may be influenced by weather and climate conditions, livestock disease, war, terrorism, political conflicts and economic events, interest rates, currency and exchange rates, government regulation and taxation. Commodity futures trading may be illiquid. In addition, suspensions or disruptions of market trading in the commodities markets and related futures markets may adversely affect the value of CMDY.

The iShares Funds are distributed by BlackRock Investments, LLC (together with its affiliates, “BlackRock”).

©2018 BlackRock. iSHARES and BLACKROCK are registered trademarks of BlackRock. All other marks are the property of their respective owners.

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